Exhibit 10.1

16795 Von Karman Suite 240, Irvine CA 92606
Office: 949-525-4634 Fax: 949-525-9779

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release ("Agreement") is entered into this day of March 12, 2015 between Abdul Parmach ("Employee") and Adaptive Medias, Inc. ("Employer").

WHEREAS, Employment has been /will be terminated with an effective date of March 9, 2015,

WHEREAS, Employee and Employer desire to resolve any of Employee’s differences and disputes now pending or which may arise in the future with respect to Employee's employment and the termination thereof.

THEREFORE, in consideration of the promises and mutual promises herein contained,

Employee and Employer acknowledge and voluntarily agree as follows:

1. Employee acknowledges that the Employer does not have severance benefits or a severance program, plan or policy for Employees. Employee understands and agrees that Employee will not receive severance benefits unless Employee signs this Agreement. However, as consideration for signing this Agreement and in exchange for and subject to the payments, promises, representations, warranties, covenants contained herein and the release set forth in Paragraph 5:

a)	Employer will pay Employee Forty-Two Thousand Five Hundred Dollars ($42,500.00) severance, net of applicable federal and state tax withholdings and any other applicable deduction. The payments will be made during the course of the Company’s regular payroll dates (1st and the 15th of each month). However, no severance will be paid until the revocation period has expired. Once the revocation period has expired Twenty Thousand Dollars ($20,000.00) will be paid. The remaining amount will be paid over a three month period in increments of Seven Thousand Five Hundred Dollars ($7,500.00).

b)	Employer will grant employee Restricted Stock equal to 50,000 shares of ADTM common stock. Stock will not be granted until the revocation period has expired.

You agree that the additional compensation to be paid under this Agreement is due solely from Adaptive Medias, Inc. and that Insperity PEO Services, L.P. (“Insperity”) has no obligation to pay the additional compensation, even though its payment may be processed through Insperity.

2. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (i) any violation by Employer, of any federal, state or municipal law, statute or regulation, or principle of common law or equity, (ii) the commission by Employer or any of the Released Parties of any other actionable wrong, or (iii) any wrongdoing of any kind whatsoever on the part of Employer or any of the Released Parties, and shall not be offered or used for that purpose. In addition, Employee and Employer agree that neither Employee nor Employer is a prevailing party with respect to any claim, cause, proceeding or action Employee or Employer currently has, or may have had (whether known or unknown, asserted or unasserted) against one another.

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16795 Von Karman Suite 240, Irvine CA 92606
Office: 949-525-4634 Fax: 949-525-9779

3. Nothing contained herein or any document executed in connection herewith, shall be construed to create an ongoing employer-employee, partnership, or joint venture relationship between the Employer and Employee after March 9, 2015. As of such date, Employee is no longer an Employee of Employer or any of its affiliates, agents, officers, directors, employees, predecessors, fiduciaries, and other representatives of Employer, and their successors and assigns (the "Released Parties"). Employee will not represent to be or hold himself out as an employee of Employer.

4. Employee agrees that Employee will not, directly or indirectly, make any disparaging, derogatory, or defamatory remarks about the Company, any of its affiliates, or any of Company's executives, officers, directors, or managers, and Employee further agrees not to make any negative comments to the media, or otherwise attempt to generate negative publicity about the Company, any of its affiliates, or any of Company's executives, officers, directors, or managers.

5. a) In consideration of the payments, agreements and covenants set forth herein, the sufficiency of which Employee hereby acknowledges, Employee and any heirs, executors, administrators and assigns hereby voluntarily, completely, unconditionally and irrevocably discharge and release the Released Parties), and Insperity (including its current and former parent companies, subsidiaries, and other affiliated companies as well as any of their current and former insurers, directors, officers, agents, shareholders, and employees), from any and all claims, demands, causes of action, suits, charges, violation and/or liability whatsoever, known or unknown (including attorneys' fees, interest, expenses and costs actually incurred) involving any matter arising out of or in any way related, directly or indirectly, to Employee's relationship with Employer or the termination thereof. The Employee agrees and acknowledges that the claims and actions released herein include, but are not limited to, any claim or action based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred at any time before the Effective Date of this Agreement, including, but not limited to any and all claims relating to or arising out of Employee's compensation and benefits from Employer, or the termination thereof, any and all defamation, personal injury and tort claims, wrongful termination claims, discrimination, harassment and retaliation claims, whistle-blower claims, fraud claims, contract claims, benefits claims, claims under any federal, state or municipal wage payment, whistle-blower, discrimination or fair employment practices law, statute or regulation. This includes, without limitation: any claims or actions under TITLE VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and the New York State and New York City Human Rights and Labor Laws or based on the Family and Medical Leave Act, the Fair Labor Standards Act and the California Labor Code, all as amended, whether such claims be based upon an action filed by employee or by a governmental agency.

b) It is the intention of the Parties in executing this instrument that it shall be effective as a bar to each and every claim specified in paragraph 5. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the California Civil Code and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims as herein above specified. section §1542 provides as follow:

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16795 Von Karman Suite 240, Irvine CA 92606
Office: 949-525-4634 Fax: 949-525-9779

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c) Notwithstanding the foregoing, this Agreement does not apply to any claim that as a matter of law cannot be released. Also nothing in this Agreement shall prohibit Employee from communication or cooperation with any federal, state or local government agency enforcement enforcing discrimination laws, including the Equal Employment Opportunity Commission, or the National Labor Relations Board. Employee shall not, however, be entitled to any relief, recovery or monies in connection with any released claims brought against any of the Releases.

6. Employee agrees to proactively transition customer relationships to the Company’s designee and to promote customers ongoing engagement with the Company and use of the Company’s services.

7. Employee covenants and agrees that for a period of two (2) years from and after the Severance Date, Employee will not, directly or indirectly (a) induce or influence or attempt to induce or influence, any person who is an Employee of the Employer to terminate their relationship with the Employer or to accept employment with another Employer, nor (b) aid, assist or abet any other person, firm or corporation in any of the activities prohibited in the immediately preceding clause 6.

8. No later than March 13, 2015, Employee agrees to return to Employer all of Employer's property in Employee's possession or control, including, but not limited to, Employer documents, data, materials, computer disks and other records.

9. Employee warrants and agrees not to disclose any confidential or proprietary information concerning Employer which was acquired during the course of Employee's relationship with Employer.

10. The Employee agrees that the terms of this Agreement and any and all facts relating to Employee’s prior employment will remain confidential and will not be disclosed by Employee to any persons other than Employee's counsel, accountant and members of Employee's immediate family, or as required by law. For purposes of this paragraph, "required by law" shall refer only to the circumstances where Employee has been served with a valid subpoena or court order for testimony or documents. Should Employee or Employee's attorneys at any time be served with a subpoena that would arguably require disclosure of any of the confidential information covered by this paragraph, then Employee or Employee's attorneys shall immediately contact Joy De Guzman, Director of Human Resources to advise the Company of the subpoena so that the Company shall have adequate time to take those steps necessary to prevent disclosure.

www.adaptivem.com	3

16795 Von Karman Suite 240, Irvine CA 92606
Office: 949-525-4634 Fax: 949-525-9779

a) The facts which are to be kept confidential include, but are not limited to, facts in any way relating to or concerning Employee’s prior employment with Employer, or the operations of the business, sales, or marketing information, financial performance, or any issues regarding employment practices, compliance with Federal, state, or local regulations, and/or business operations issues. Employee specifically acknowledges that the payments and other consideration described herein are fully dependent on Employee’s faithful agreement of strict confidentiality. Employee acknowledges and agrees that if Employee should violate this confidentiality provision Employer reserves all rights to enforce this provisions including recovery of all damages, attorney’s fees and other available relief.

b) Employee also agrees: (1) the facts and/or terms and conditions of this Agreement and (2) any and all actions by Released Parties taken in accordance herewith, are confidential. In the event any other person or entity asks Employee, or Employee's attorneys, about any complaints relating to the Parties' association, Employee shall respond only that "the matter was resolved" and refuse to discuss any such matter further. In the event that Employee discloses to those authorized under this paragraph: (1) any of the terms and conditions of this Agreement; or (2) any of the actions taken by Released Parties in accordance with this Agreement, then Employee shall also tell the persons authorized that they are not authorized to disclose the information to any other person. The Parties agree that should Employee, Employee's attorneys or Employee's accountants violate this confidentiality provision of this Agreement, or should any other person at Employee's direction or suggestion violate the this confidentiality provision of this Agreement, then the resulting damages to the Company would be extremely difficult or impossible to calculate; therefore, in the event of such violation, Employee shall pay to the Company $5,000.00 (Five Thousand Dollars) in liquidated damages for each and every violation as a reasonable estimate of the Company's damages, and not as any penalty, for the harm suffered by the Company.

11. Employee agrees and understands that if this Agreement is ever found to be invalid or unenforceable (in whole or in part) as to any particular type of claim or charge or as to any particular circumstances, it shall remain fully valid and enforceable as to all other claims, charges and circumstances. In the event that the release paragraphs are found to be invalid, then without the payment of any additional consideration, Employee agrees to provide a valid release.

12. Employee agrees and acknowledges that Employee has not relied upon any representations of Employer except as set forth in this Agreement.

13. The parties agree that this Agreement shall be governed by and enforced in accordance with the laws of the State of California and all disputes regarding this Agreement shall be brought in the State of California.

14. Without limiting the scope of this Agreement, Employee certifies that it constitutes a knowing and voluntary waiver of all rights or claims that exist or that Employee has or may claim to have under the Age Discrimination in Employment Act ("ADEA"), as amended by the Older Workers Benefit Protection Act of 1990 ("OWBPA"), which is set forth at 29 U.S.C. §§ 621, et seq. Employee has the opportunity to evaluate the terms of this Agreement for not less than twenty one (21) days prior to his execution of this Agreement ("Evaluation Period"). This Agreement does not govern any rights or claims that may arise under the ADEA after the date this Agreement is signed by Employee. Employee is advised to consult with an attorney before signing this Agreement. Employee agrees that, by entering into this Agreement: (i) he has received consideration beyond that to which he was previously entitled; (ii) he has been advised to consult with an attorney before signing; and (iii) he has been offered the opportunity to evaluate the terms of this Agreement for not less than the Evaluation Period. He understands that she may waive the Evaluation Period and elect an earlier Effective Date. The provisions of this Agreement may not be amended, waived, changed or modified except in writing signed by an authorized representative of employer and by employee.

www.adaptivem.com	4

16795 Von Karman Suite 240, Irvine CA 92606
Office: 949-525-4634 Fax: 949-525-9779

15. Employee may revoke this Agreement at any time up to seven (7) calendar days following his signing the Agreement, and this Agreement shall not become effective until the revocation period has expired at 12:00:01 a.m. on the eighth day following his signing of this Agreement ("Effective Date"). If Employee decides to revoke, such revocation must be in writing to Joy De Guzman, Director of Human Resources and received by her no later than the Effective Date. If Employee revokes this Agreement, he shall not be entitled to receive the funds and other consideration described in Paragraph 1.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date listed below.

Employee:	Abdullah Parmach	Adaptive Medias, Inc.
Signature:	/s/ Abdullah Parmach	/s/ Joy De Guzman
Date:	3-12-2015	Joy De Guzman

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